Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2021, with respect to the consolidated financial statements of MGP Ingredients, Inc. and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri
October 4, 2021